Exhibit 3.28

LIMITED LIABILITY COMPANY AGREEMENT

OF

PALACE MANAGEMENT COMPANY, LLC
a Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT is entered into as of June 4, 2002, by Festival Fun Parks, LLC, a Delaware limited liability company (the “Member”).

In consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereto, desiring to form a limited liability company, hereby agrees as follows:

1.  Definitions.  When used herein, the following terms shall have the meanings set forth below unless the context otherwise requires:

“Act” means the Delaware Limited Liability Company Act, as now adopted or as may be hereafter amended.

“Code” means the Internal Revenue Code of 1986, as amended,

“Company” shall mean Palace Management Company, LLC, a Delaware limited liability company.

2.  Organization.

2.1  Formation.  The Member hereby forms a Delaware limited liability company pursuant to the Act. The Member is hereby authorized to file a Certificate of Formation of the Company with the Delaware Secretary of State.

2.2  Name.  The name of the Company is “Palace Management Company, LLC.”

3.  Principal Place of Business.  The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the name of the registered agent for service of process on the Company at that address is Corporation Service Company. The principal place of business of the Company shall be located at 18300 Von Karman, Suite 900, Irvine, California 92612, or at such other place or places as may be determined by the Member from time to time.

4.  Business.  The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act. In connection with the foregoing purposes, the Company shall have, and may exercise, all of the rights and powers now or hereafter conferred by the laws of the State of Delaware on limited liability companies formed thereunder.

5.  Term.  The Company shall continue in existence perpetually, unless and until terminated pursuant to Article 9.

6.  Member and Capital Contributions.

6.1  Member.  The name and address of the Member is as follows:

Festival Fun Parks, LLC

18300 von Karman, Suite 900

Irvine, California 92612

6.2  Additional Members.  Additional persons may be admitted as Members only upon the written consent of the Member, and the execution of this Agreement by such person.

6.3  Limited Liability.  Except to the extent provided by law, no Member shall be bound by, or personally liable for, the expenses, liabilities or obligations of the Company.

6.4  Initial Contributions.  Concurrent with the execution hereof, the Member shall make an initial capital contribution to the Company of $100.

7.  Allocations; Income Tax Treatment.

7.1  Allocations.  All items of income, gain, loss, deduction and credit for federal and state income tax and book purposes shall be allocated to the Member.

7.2  Tax Treatment of Company.  Solely for federal and state income tax purposes, it is intended that the Company will be disregarded as an entity separate from the Member as set forth in Section 30l.7701-3(b)(l)(ii) of the Treasury Regulations promulgated pursuant to the Code and the corresponding provisions under Delaware law.

8.  Management of the Company.

8.1  Member.  The business and affairs of the Company shall be managed by or under the authority of the Member, who shall have all of the rights and powers which may be possessed by a “manager” under the Act, and such rights and powers as are otherwise conferred by law or by this Agreement or are necessary, advisable or convenient to the management of the business and affairs of the Company.

9.  Dissolution and Winding Up of the Company.

9.1  Dissolution of the Company.  The Company shall be dissolved upon the first to occur of any of the following events: (a) a determination by the Member to dissolve the Company; (b) the expiration of the term of the Company set forth in Section 5; or (c) the entry of a decree of judicial dissolution under the Act.

9.2  Winding Up of the Company.  Upon a terminating dissolution of the Company, the Member shall wind up the business and affairs of the Company in an orderly manner.

9.3  Certificate of Dissolution.  As soon as possible following the dissolution of the Company, the Member shall execute a Certificate of Cancellation of the Certificate of

Formation of the Company in such form as shall be prescribed by the Delaware Secretary of State and file the Certificate as required by the Act.

10.  Books, Records, Accountings and Reports.

10.1  Maintenance of Books and Records.  This Agreement and all amendments hereto, and all other Company records, shall be maintained at the principal office of the Company or such other place as the Member may determine, and shall be open to inspection and examination of the Member or its duly authorized representatives at all reasonable times during ordinary business hours.

10.2  Tax Returns.  The Member, at Company expense, shall have prepared and timely filed with the appropriate authorities, federal, state and local tax returns for the Company.

10.3  Filings and Governmental Authorities.  The Member, at Company expense, shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

10.4  Taxable Year.  The taxable year of the Company shall be the calendar year.

11. Miscellaneous.

11.1  Amendment of Agreement.  This Agreement may be amended by the Member.

11.2  Governing Law.  Notwithstanding the place where this Agreement may be executed, all the terms and provisions hereof shall be construed under the laws of the State of Delaware.

11.3  Exculpation.  No Member shall have any liability or obligation to the Company or any Member arising out of or relating to any act or omission of such Member, except for liabilities or obligations directly arising out of acts or omissions with respect to the Company’s business that are finally determined by a court of competent jurisdiction (which determination is not successfully overturned on timely appeal) to constitute actual fraud or willful malfeasance.

11.4  Indemnification.  For the purposes of this Section 11.4, “proceeding” means any threatened, pending or completed claim, demand, action or proceeding, whether civil, criminal, administrative, legislative or investigative; and “expenses” includes without limitation attorneys’ fees and any expenses of establishing a right to indemnification under this Section 11.4. Except as expressly provided in this Section 11.4, the Company shall, to the fullest and broadest extent permitted by law, indemnify and hold harmless each Member against losses, damages, liabilities or expenses, of any kind or nature, incurred by it in connection with, or while acting (or omitting to act) on behalf of, the Company. Without limiting the generality of the foregoing, the Company hereby agrees to indemnify each Member, and to save and hold him or it harmless, from and in respect of (i) all fees, costs and expenses incurred in connection with or resulting from any demand, claim, action or proceeding against such Member or the Company which arises out of or in any way relates to the Company or its properties, business or affairs, and (ii) all such demands, claims, actions and proceedings and any losses or damages resulting therefrom, including judgments, fines and amounts paid in settlement or compromise of any such demand, claim, action or proceeding; provided, however, that this indemnity shall not extend to conduct by an Member proved to constitute actual fraud or willful malfeasance. Unless the Member otherwise determines, the Company shall pay the expenses incurred by any Member in connection with any proceeding in advance of the final disposition of such proceeding, upon receipt by the Company of an undertaking of such Member to repay such payment if there shall be a final adjudication or determination that such Member is not entitled to indemnification as provided herein.

11.5  Other Activities.  The Member has other business interests and activities which may be in direct or indirect conflict or competition with the business of the Company, and shall have no obligation to offer any interest in such activities to the Company. The Company shall not have any right or interest in such activities, or the income or profits derived therefrom, and such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

IN WITNESS WHEREOF, this Limited Liability Company Agreement has been executed as of the date first above written.

FESTIVAL FUN PARKS, LLC,
a Delaware limited liability company

By:	/s/ Gary Fitzpatrick
	Name:	Gary Fitzpatrick
	Title:	Vice President and General Counsel

AMENDMENT NUMBER ONE TO THE LIMITED LIABILITY COMPANY AGREEMENT
OF PALACE MANAGEMENT COMPANY, LLC

This AMENDMENT NUMBER ONE (“Amendment”) to the Limited Liability Company Agreement (“Agreement”) of Palace Management Company, LLC, a Delaware limited liability company (“Company”), is made April 12, 2006, by the Member of the Company, in accordance with Section 11.1 of the Agreement.

WHEREAS, Section 8.1 of the Agreement contemplates that the Company will be managed by the member (“Member”);

WHEREAS, the Member deems it in the Company’s best interest to amend the Agreement to provide that the company shall be managed by a Board of Directors;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows:

Section 1.                                            Amendments.

a.                                       Section 3 is hereby amended to replace “Member” with “Board of Directors” in the last sentence thereof.

b.                                      Section 8.1 of the Agreement is hereby amended in its entirety to read as follows:

8.1(a) Board of Directors.  The business and affairs of the Company shall be managed or under the authority of the Board of Directors, who shall have all of the rights and powers which may be posses by a “manager” under the Act, and such rights and powers as are otherwise conferred by law or by this Agreement or are necessary, advisable or convenient to the management of the business and affairs of the Company.  The number of directors that shall constitute the whole board shall be one (1) or more.  The directors shall be elected by the Member.

(b)           Delegation of Authority.  The Board of Directors may, from time to time, delegate to one or more persons (including any Member of the Company and including through the creation and establishment of one or more committees) such authority and duties as the Board of Directors may deem advisable.  Any delegation pursuant to this Section 8.1(b) may be revoked at any time by the Board if Directors in its sole discretion.  The Company shall have such individuals as officers (“Officers”) as may be designated by the Board.  The Officers of the Company may, at the discretion of the Board, consist of a CEO, a President, a Secretary, a Treasurer, and also consist of one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other Officers and assistant Officers as may be deemed necessary or desirable by the Board.  One person may hold, and perform the duties of, any two or more of such offices.  Compensation of Officers shall be fixed by the Board.  Any Officer may be removed, with or without cause, at any time by the Board (subject to any contractual rights that such Officer may have).  In its discretion, the Board may choose not to fill any office for any period as it may deem advisable.  No Officer need be a Member.

c.                                       Clause (a) of Section 9.1 is hereby amended to replace “Member” with “Board of Directors.”

d.                                      Section 9.2 is hereby amended to replace “Member” with “Board of Directors.”

e.                                       Section 9.3 is hereby amended to replace “Member” with “Board of Directors.”

f.                                         The first clause of Section 10.1 is hereby amended to replace “Member” with “Board of Directors.”

g.                                      Section 10.2 is hereby amended to replace “Member” with “Board of Directors.”

h.                                      Section 10.3 is hereby amended to replace “Member” with “Board of Directors.”

i.                                          Section 11.4 is hereby amended in its entirety to read as follows:

“11.4  Indemnification.

(a)           Third-Party Claims.  Each Member or director who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he or she, or a person of whom it, he or she is the legal representative, is or was a Member or director of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee, fiduciary, or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise (hereinafter a “proceeding”), shall be indemnified and held harmless by the Company at all times to the fullest extent permitted by the Act, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding that the person had reasonable cause to believe that his or her conduct was unlawful.

(b)           Actions by the Company.  The Company shall indemnify at all times to the fullest extent permitted by the Act any Member and directors who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a Member or director of the Company, or is or was serving at the request of the Company as a manager or director, officer, employee, fiduciary or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

j.                                          Article 11 is hereby amended to add in its entirety the following Section 11.6:

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11.6         LLC Interest Certificates; Article 8 Opt-In.   (a) The limited liability company interests of the Company shall be designated as “Units,” and the Company shall issue certificates in the name of the Member or such other holders of limited liability company interests (“LLC Interest Certificates”).  Each such LLC Interest Certificate shall be denominated in terms of the number of Units evidenced by such LLC Interest Certificate and shall be signed by a member of the Board of Directors on behalf of the Company.  Each LLC Interest Certificate shall bear, in effect, the following legend:  “Each limited liability company interest in the Company represented by this certificate evidences an interest in the Company and shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each limited liability company interest in the Company shall be treated as such a “security” for all purposes, including, without limitation perfection of the security interest therein under Article 8 of each applicable Uniform Commercial Code as the Company has “opted-in” to such provisions).”  This provision shall not be amended, and no such purported amendment to this provision shall be effective until all outstanding certificates have been surrendered for cancellation.

(b) Notwithstanding any other provision in this Agreement, no consent of the sole Member shall be required to permit (i) the sole Member to pledge its Units or Interest as security for a loan to such sole Member or any affiliate of such sole Member, or (ii) a pledgee of the sole Member’s membership interest in the Company to transfer such membership interest in connection with such pledgee’s exercise of its rights and remedies with respect thereto, or to permit such pledgee or its assignee to be substituted for the sole Member under this Agreement in connection with such pledgee’s exercise of such rights and remedies.

(c)           Each Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) to the extent permitted by applicable law and not inconsistent with Article 8 of the Delaware UCC (defined below) or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.  The Company shall maintain books for the purpose of registering the transfer of Units.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

(d)           All of the Member’s Units, in the aggregate, represent the Member’s entire limited liability company interest in the Company.  The Member hereby agrees that its Units and interest in the Company shall for all purposes be personal property. A Member has no interest in specific property of the Company.

Section 2.               Effect of Amendment.  Except as set forth in Section 1 of this Amendment, the provisions of the Agreement shall not be amended or altered by this Amendment and shall continue with full force and effect.

Section 3.               Miscellaneous.  This Amendment shall be governed by the internal laws of the State of Delaware.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the Member on the date first written above.

FESTIVAL FUN PARKS, LLC

By:	/s/ John A. Cora
	Name:	John A. Cora
	Title:	Chief Executive Officer and President